EXHIBIT 10.11

AF BANKSHARES, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 18, 2002 by and between AF FINANCIAL GROUP, a stock corporation organized and operating under the federal laws of the United States and having an office at 21 East Ashe Street, West Jefferson, North Carolina 28694 (“Company”) and JAMES A. TODD, an individual residing at 849 Clyde Houck Road, Todd, North Carolina 28684 (“Executive”). Any reference to “Bank” herein shall mean AF Bank and any successor thereto.

W I T N E S S E T H :

WHEREAS, the Executive currently serves the Company in the capacity of President, Chief Executive Officer and Director; and

WHEREAS, the Company desires to assure for itself the continued availability of the Executive’s services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change in Control (as hereinafter defined); and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement is intended to supercede any and all prior employment agreements between the Executive and the Company or the Executive and the Bank; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

Section 1. Employment.

The Company agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for an initial term of three years beginning on the date of this Agreement. Prior to the first anniversary of the date of this Agreement and each anniversary date thereafter (each, an “Anniversary Date”), the Board of Directors of the Company (“Board”) shall review the terms of this Agreement and the Executive’s performance of services hereunder and may, in the absence of objection from the Executive and subject to section 2(d), approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date.

(b) For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as extended pursuant to section 2(a) of this Agreement) is then scheduled to expire.

(c) Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive’s employment at any time during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and the Executive in the event of any such termination shall be determined under this Agreement.

(d) In no event shall an extension of the Employment Period be made during any time period during which the Executive may tender voluntary resignation and collect severance benefits pursuant to either section 9(a) or section 11 of this Agreement.

Section 3. Duties.

The Executive shall serve as the President and Chief Executive Officer and a Director of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Company and as are customarily associated with such position or as assigned by the Board acting in good faith. The Chief Executive Officer is responsible for all facets of operations of the bank and for implementing the directions of the board of directors limited by regulatory and prudent business constraints. The Chief Executive Officer is to engage full energies towards improving the position of the bank within its market area. The responsibilities of the Chief Executive Officer include, but are not necessarily limited to the following:

•	Developing strategic objectives for presentation to the board of directors for approval.

•	Developing and implementing tactics necessary to achieve the objectives approved by the board of directors.

•	Use the assets of the Company to increase shareholder value and to enable success of the Company.

•	Hiring, managing and compensating staff to facilitate the operation of the Company.

•	Selecting and implementing marketing plans necessary to achieve the Company’s objectives.

•	Maintaining an awareness of the Company and its contribution to the community by providing a personal presence within the Company’s market area.

•	Developing policies and procedures for the activities of the Company, presenting those policies to the board of directors for consideration and approval, for seeing that the approved policies are implemented by all functions within the Company and for developing changes to those policies as conditions change within the market place and as the objectives of the Company change.

•	Developing and implementing an employee training and development program so that the quality of service provided to customers is delivered by a well informed staff.

•	Identifying new opportunities for the Company including new products and market segments that will enhance the Company’s attractiveness to people within the Company’s market area and that will enhance the income opportunities. A long term viewpoint is critical so that longer term stability is not sacrificed for shorter term profits.

•	Maintaining an adequate system on internal control including loan quality control and compliance with rules, regulations and prudent practices.

•	Reporting accurately the condition of the Company to the board of directors, regulators and other entities with a vested or required interest in the condition of the Company.

•	Business development through contacts within the community and through directing officer and employee call programs.

The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company.

Section 4. Cash Compensation.

(a) In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an initial annual rate of ONE HUNDRED THIRTY-TWO THOUSAND EIGHT HUNDRED TWENTY-FIVE DOLLARS ($132,825), payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. Prior to each Anniversary Date occurring during the Employment Period, the Board shall review the Executive’s annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation and perquisites from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

(b) If elected to the Board, and if Executive chooses to serve on such Board, Executive will not be compensated for such service in the same manner as other members of the Board.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be eligible to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover executive employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices.

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for a period of six (6) years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b) To the maximum extent permitted under 12 C.F.R. §545.121, during the Employment Period and for a period six (6) years thereafter, the Company shall indemnify, and shall cause its subsidiaries and affiliates to indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof. This section 6(b) shall not be applicable where section 18 is applicable.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives (including, without limitation, any applicable conflict of interest policy adopted by the Board of Directors as contemplated by 12 C.F.R. §571.7 and §571.9). The Executive may also serve as an officer or director of AsheCo, MHC on such terms and conditions as the Company and AsheCo, MHC may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his duties hereunder or otherwise to result in a material breach of this Agreement.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location within Ashe County at which the Company shall maintain its principal executive offices, or at such other location as the Company and the Executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as the Executive and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in accordance with the board approved expense reimbursement policy.

Section 9. Termination of Employment with Severance Benefits.

(a) The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Company terminates during the Employment Period under any of the following circumstances:

(i) the Executive’s voluntary resignation from employment with the Company within forty-five (45) days following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the office stated in section 3 of this Agreement (or a more senior office) of the Company;

(B) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company of its material failure, whether by amendment of the Company’s Organization Certificate or By-laws, action of the Board or the Company’s stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Company fully cures such failure;

(C) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Company fully cures such failure; or

(ii) the termination of the Executive’s employment with the Company for any other reason not described in section 10(a); or

(iii) the Executive’s mandatory resignation from employment with the Company within 45 days following the failure of the stockholders of the Company to elect or re-elect the Executive to the Board of the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or reelection; provided, however, that such failure is not the result of a vote cast by the Executive.

In such event, subject to section 26, the Company shall provide the benefits and pay to the Executive the amounts described in section 9(b).

(b) Upon the termination of the Executive’s employment with the Company under circumstances described in section 9(a) of this Agreement, the Company shall pay and provide to the Executive (or, in the event of his death, to his estate):

(i) his earned but unpaid compensation, including bonuses awarded and not yet received, as of the date of the termination of his employment with the Company, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(ii) The benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and program maintained for the benefit of the Company’s officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever benefits are greater) if he had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Company; and

(iv) within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the Executive’s Remaining Unexpired Employment Period expressed as a number of years carried to two decimal places multiplied by the Executive’s average annual compensation received from the Company, the Bank and any subsidiary thereof. For purposes of this section, the Executive’s average annual compensation shall be the average of the Executive’s compensation for the five calendar years preceding his termination of employment as reported on IRS Form W-2 less amounts attributable to stock option exercises.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under sections 9(b)(iii) and (iv) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank, the Company or any subsidiary or affiliate of either of them.

Section 10. Termination without Additional Company Liability.

(a) In the event that Executive’s employment with the Company shall terminate during the Employment Period on account of:

(i) the discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that the Executive shall not be deemed to have been discharged for cause unless and until the following procedures shall have been followed:

(A) the Board shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose calling for the Executive’s termination for cause and setting forth the purported grounds for such termination (“Proposed Termination Resolution”);

(B) as soon as practicable, and in any event within five (5) days, after adoption of such resolution, the Board shall furnish to the Executive a written notice of termination which shall be accompanied by a certified copy of the Proposed Termination Resolution (“Notice of Proposed Termination”);

(C) the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds set forth in the Proposed Termination Resolution at one or more meetings of the Board to be held no sooner than fifteen (15) days and no later than thirty (30) after the Executive’s receipt of the Proposed Termination Notice (“Termination Hearings”); and

(D) within ten (10) days following the end of the Termination Hearings, the Board shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (A) finding that in the good faith opinion of the Board the grounds for termination set forth in the Proposed Termination Resolution exist and (B) terminating the Executive’s employment (“Termination Resolution”); and

(E) as promptly as practicable, and in any event within one (1) business day after adoption of the Termination Resolution, the Board shall furnish to the Executive written notice of termination, which notice shall include a copy of the Termination Resolution and specify an effective date of termination that is not later than the date on which such notice is given;

(ii) Executive’s voluntary resignation from employment with the Company for reasons other than those specified in section 9(a);

(iii) Executive’s death; or

(iv) a determination that Executive is eligible for long-term disability benefits under the Company’s long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Company shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company.

(b) For purposes of section 10(a)(i), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for “cause” within the meaning of section 10(a)(i) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in section 10(a)(i) above, and specifying the particulars thereof in detail.

Section 11. Termination Upon or Following a Change in Control.

(a) A Change in Control of the Bank (“Change in Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert or approval by the stockholders of the Bank of any transaction which would result in such an acquisition; or

(iii) a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution; or

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Bank do not belong to any of the following groups:

(A) individuals who were members of the Board of the Bank on the date of this Agreement; or

(B) individuals who first became members of the Board of the Bank after the date of this Agreement either:

(I) upon election to serve as a member of the Board of directors of the Bank by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Board to serve as a member of the board of directors of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Bank; provided, however, that this section 11(a)(iv) shall only apply if the Company is not majority owned by AsheCo, MHC;

(v) any event which would be described in sections 11(a)(i), (ii), (iii) and (iv) if the term “Company” were substituted for the term “Bank” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Bank or Company by any employee benefit plan maintained by the Bank or Company or (ii) the conversion of AsheCo, MHC to a stock form corporation and the issuance of additional shares in connection therewith. For purposes of this section 11, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) In the event of a Change in Control, the Executive shall be entitled to the payments and benefits contemplated by section 9(b) in the event of his termination of employment with the Company under any of the circumstances described in section 9(a) of this Agreement or under any of the following circumstances:

(i) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

(ii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which is embarrassing, derogatory or otherwise materially adverse to the Executive;

(iii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following the failure of any successor to the Company in the Change in Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Company which is at least as favorable to his; or

(iv) resignation, voluntary or otherwise, for any reason whatsoever following the expiration of a transition period of thirty days beginning on the effective date of the Change in Control (or such longer period, not to exceed ninety (90) days beginning on the effective date of the Change in Control, as the Company or its successor may reasonably request) to facilitate a transfer of management responsibilities.

Section 12. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Company (or, if less, for the Remaining Unexpired Employment Period), he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee with executory, managerial, supervisory or strategic authority or influence at any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working in any county in which the Company, Bank or any affiliate thereof maintains an office on the date of the Executive’s termination of employment; provided, however, that this section 12 shall not apply if the Executive’s employment is terminated for the reasons set forth in section 9(a); and provided, further, that if the Executive’s employment shall be terminated on account of disability as provided in section 10(a)(iv) of this Agreement, this section 12 shall not prevent the Executive from accepting any position or performing any services if (a) he first offers, by written notice, to accept a similar position with, or perform similar services for, the Company on substantially the same terms and conditions and (b) the Company declines to accept such offer within ten (10) days after such notice is given.

Section 13. Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 13 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 14. Solicitation.

The Executive hereby covenants and agrees that for a period of one (1) year following his termination of employment with the Company, he shall not, without the written consent of the Company, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any affiliate, as of the date of this Agreement, of either of them to terminate his or his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any county in which the Company, Bank or any affiliate thereof maintains an office, as of the date of this Agreement;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any county in which the Company, Bank or any affiliate thereof maintains an office, as of the date of this Agreement, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any affiliate, as of the date of this Agreement, of either of them to terminate his or his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any county in which the Company, Bank or any affiliate thereof maintains an office, as of the date of this Agreement;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company.

Section 15. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties thereto under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company from time to time.

Section 16. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributes, and the Company and its successors and assigns including any successor by merger or consolidation or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement unless cured within ten (10) days after notice thereof by the Executive to the Company.

Section 17. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

James A. Todd

849 Clyde Houck Road

Todd, North Carolina 28684

If to the Company:

AF Financial Group

21 East Ashe Street

P.O. Box 26

West Jefferson, North Carolina 28694

Attention: Chairman of the Board

with a copy to:

Thacher Proffitt & Wood

11 West 42nd Street

New York, New York 10036

Attention: W. Edward Bright, Esq.

Section 18. Indemnification for Attorneys’ Fees.

The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by the Executive in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding and such court or arbitrator shall have approved such indemnification, or in a settlement. In the case of a settlement, such indemnification provided for in this section shall require an approval from a majority of the disinterested directors of the Board of Directors of the Company that the

Executive acted in good faith and that such indemnification is in the best interests of the institution. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 19. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 20. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 21. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 22. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of North Carolina applicable to contracts entered into and to be performed entirely within the State of North Carolina.

Section 23. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 24. Entire Agreements; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations; relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 25. Guarantee; Non-Duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the executive is or may be entitled to under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive. In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 26. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof (exclusive of amounts described in section 9(b)(i) exceed the three times the Executive’s average annual compensation for the last five consecutive calendar years to end prior to his termination of employment with the Company (or for his entire period of employment with the Company if less than five calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of section 280G of the Code).

(b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated hereunder.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Company pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C §1818(e)(3) or 1818(g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Company, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Company’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Executive, is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(4) or

8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Company and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Company is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Company under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Company and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Company hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

/s/ James A. Todd
JAMES A. TODD
President and Chief Executive Officer

ATTEST:		AF FINANCIAL GROUP

By	/s/ Melanie P. Miller	/s/ Kenneth R. Greene
	MELANIE P. MILLER	KENNETH R. GREENE
	Secretary	Chairman of the Compensation Committee

STATE OF NORTH CAROLINA	)
: ss.:
COUNTY OF ASHE	)

On this 2nd day of December, 2002, before me personally came James A. Todd, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at the address set forth in said instrument, and that he signed his name to the foregoing instrument.

/s/ Pamela S. Barker
Notary Public

STATE OF NORTH CAROLINA	)
:ss.:
COUNTY OF ASHE	)

On this 2nd day of December, 2002, before me personally came Kenneth R. Greene, to me known, who, being by me duly sworn, did depose and say that he resides at 288 Mountain Valley Drive, West Jefferson, NC, that he is a member of the Board of Directors of AF FINANCIAL GROUP, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation bank; and that he signed his name thereto by like order.

/s/ Pamela S. Barker
Notary Public